Exhibit 10.13

July 24, 2015

Mr. John McAdam

Dear John:

On behalf of Nutanix, Inc. (the “Company” or “Nutanix”), I am pleased to inform you that the Company’s Board of Directors (the “Board”) is interested in having you serve on the Board and certain committees of the Board. If all necessary Board and stockholder action is taken, the Company is prepared to offer you the compensation described below in exchange for your performance of duties as a director.

As you are aware, the Company is a Delaware corporation and therefore your rights and duties as a Board member are prescribed by Delaware law, our charter documents as well as by the policies established by our Board from time to time. If the Company completes an initial public offering of its common stock, you should anticipate that your duties and responsibilities would increase as a result of being a director of a publicly-traded company. In addition, you may also be requested to serve as a director of one or more of our subsidiaries in which case you may be subject to other laws while serving in such a capacity.

From time to time, our Board has established certain other committees to which it has delegated certain duties. You will be appointed by the Board to serve on certain committees and may be required to serve as the chair of at least one of those committees. In addition to committee meetings, which shall be convened as needed, our Board meetings are generally held quarterly at the Company’s offices in San Jose, California. We hope that your schedule would permit you to attend all of the meetings of the Board and any committees of which you are a member. In addition, from time to time, there may be telephonic meetings to address special matters.

You agree that you will hold in strictest confidence, and not use, except for the benefit of Nutanix, or disclose to any person, firm, corporation or other entity, without written authorization of the Board, any non-public, confidential or proprietary information of Nutanix, except to the extent that such disclosure or use may be required in direct connection with your duties as a member of the Board. It is expected that during the term of your Board membership you will not engage in any other employment, occupation, consulting or other business activity that competes with the business in which Nutanix is now involved in or

Nutanix, Inc. 1740 Technology Drive, Suite 150, San Jose, CA 95110

becomes involved in during the term of your service on the Board, nor will you engage in any other activities that conflict with your obligations to Nutanix.

At the time of your election as a member of the Board, we will recommend to the Board that you be granted 85,000 restricted stock units (the “RSUs”), which represent the right to receive 85,000 shares of the Company’s common stock (“Common Stock”) if specific vesting requirements are satisfied. If approved by the Board, the RSUs will be granted under, and subject to the terms and conditions of, the Nutanix, Inc. 2010 Stock Plan (the “Plan”), as well as the terms and conditions of the applicable RSU agreement, which will be provided to you as soon as practicable after the grant date and which you will be required to sign or accept in accordance with the Company’s acceptance procedures. Subject to your continuous service to the Company through each applicable vesting date, 1/16th of the RSUs will vest each quarter from the date on which you join the Board, so as to be 100% vested on the fourth anniversary of the date on which you join the Board (the “Original Vesting Schedule”). Notwithstanding the foregoing, the RSUs will not vest at all until a Liquidity Event (as defined below), at which time the Original Vesting Schedule will apply, subject to your continuous service to the Company through each applicable vesting date. In the event that your continuous service ceases prior to a Liquidity Event and/or each applicable vesting date in the Original Vesting Schedule, then the RSUs and any right you may have to acquire any shares subject to the RSUs will immediately terminate. For these purposes, “Liquidity Event” will mean either of the following prior to the 7-year anniversary of the date you join the Board: (i) one month after the expiration of the lock-up period (as set forth in your RSU agreement) applicable in connection with the Company’s registration statement on Form S-1 (or equivalent filing) filed with the Securities and Exchange Commission for the initial public offering of the Company’s shares; or (ii) a Corporate Transaction (as defined in the 2010 Plan). In the event of a Triggering Event (as defined in our 2010 Plan), 100% of the unvested shares subject to the RSUs shall vest immediately prior to the closing of the Triggering Event.

In addition to the RSUs, once we have adopted a non-employee director compensation policy, you will be eligible to receive compensation under such policy, subject to your continuing service. The payment of compensation to Board members is subject to many restrictions under applicable law, and as such, you should be aware that the compensation set forth above is subject to such future changes and modifications as the Board or its committees may deem necessary or appropriate. In addition, please note that unless otherwise approved by our Board or required under applicable law, directors of our subsidiaries shall not be entitled to any additional compensation for their service as director of a subsidiary.

You shall be entitled to reimbursement for reasonable expenses incurred by you in connection with your service to the Company and attendance of Board and committee meetings in accordance with the Company’s established policies. The Company will enter into an Indemnification Agreement with you in substantially the form attached hereto as Exhibit A.

Please note that nothing in this letter or any agreement granting you equity should be construed to interfere with or otherwise restrict in any way the rights of the Company, its

Nutanix, Inc. 1740 Technology Drive, Suite 150, San Jose, CA 95110

Board or stockholders from removing you from the Board or any committee in accordance with the provisions of applicable law. Furthermore, except as otherwise provided to other non-employee Board members or required by law, the Company does not intend to afford you any rights as an employee, including without limitation, the right to further employment or any other benefits.

We hope that you find the foregoing terms acceptable. You may indicate your agreement with these terms by signing and dating both the enclosed duplicate and original letter and returning them to me. By signing this letter you also represent that the execution and delivery of this agreement and the fulfillment of the terms hereof will not require the consent of another person, constitute a default under or conflict with any agreement or other instrument to which you are bound or a party.

On behalf of the Company it will give us great pleasure to welcome you as a member of our Board. We anticipate your experience will make a key contribution to our success at this critical time in our growth and development.

Yours very truly,

/s/ Dheeraj Pandey

Dheeraj Pandey

CEO

Nutanix, Inc.

Acknowledged and agreed to

July 27, 2015

/s/ John McAdam
John McAdam

Nutanix, Inc. 1740 Technology Drive, Suite 150, San Jose, CA 95110

Exhibit A

Indemnification Agreement

Nutanix, Inc. 1740 Technology Drive, Suite 150, San Jose, CA 95110